Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284614

PROSPECTUS SUPPLEMENT No. 7

(to the prospectus dated April 25, 2025)

Rain Enhancement Technologies Holdco, Inc.

5,000,000 Shares of Class A Common Stock Underlying Warrants (For Issuance)

5,914,057 Shares of Class A Common Stock (For Resale)

This prospectus supplement No. 7 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated April 25, 2025 (the “Prospectus”) relating to the issuance of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Rain Enhancement Technologies Holdco, Inc. (the “Company”) upon the exercise of warrants of the Company (“Warrants”) and the resale from time to time of shares of Class A Common Stock by the selling shareholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on December 29, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RAIN” and “RAINW,” respectively. On December 29, 2025, the closing price of our Class A Common Stock was $7.94 per share and the closing price for our Warrants was $0.39 per Warrant.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 12 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2025.